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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
AMR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Donald J. Carty
Chairman and CEO

April 24, 2003

Dear Stockholder,

We hope you will plan to attend AMR Corporation's 2003 Annual Meeting of Stockholders on Wednesday, May 21, 2003 at the American Airlines Training & Conference Center in Fort Worth, Texas. The meeting will begin at 8:00 a.m., Central Daylight Time. Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A form of proxy is also enclosed with this letter.

We are also pleased to offer you the opportunity to receive future stockholder communications electronically. By signing up for electronic delivery, you can receive annual meeting materials faster and can help us reduce our printing and mailing costs. For more information, see "Electronic Access to Proxy Materials and Annual Reports."

All holders of record of the Company's outstanding shares of Common Stock at the close of business on March 24, 2003 will be entitled to vote at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. I urge you to promptly register your vote online or by telephone according to the instructions on the proxy or, sign, date and return the enclosed proxy card, so that your shares will be represented and voted at the annual meeting.

If you plan to attend the meeting, please indicate your plans when you cast your vote online or by telephone, or mark the appropriate box on the proxy card. Admission to the Annual Meeting will be by ticket only. Please bring the admission ticket that is printed on, or included with, the proxy card. For your convenience, a map of the area and directions to the American Airlines Training & Conference Center are provided on the inside back cover of this booklet and on the admission ticket.

Sincerely,

P.O. Box 619616, Dallas/Fort Worth International Airport, TX 75261-9616

AMR
P.O. Box 619616, Dallas/Fort Worth International Airport, TX 75261-9616

Official Notice of Annual Meeting of Stockholders

TIME	Registration Begins:	7:30 a.m., Central Daylight Time
	Meeting Begins:	8:00 a.m., Central Daylight Time
DATE	Wednesday, May 21, 2003
PLACE	American Airlines Training & Conference Center Flagship Auditorium 4501 Highway 360 South Fort Worth, Texas 76155
ITEMS OF BUSINESS	(1)	to elect 12 directors;
	(2)	to ratify the selection of Ernst & Young LLP as independent auditors for the Corporation for the year 2003;
	(3)	to consider and vote upon two stockholder proposals; and
	(4)	to transact such other matters as may properly come before the meeting or any adjournments thereof.
RECORD DATE	You are entitled to attend or to vote at the annual meeting if you were a stockholder at the close of business on Monday, March 24, 2003.
ANNUAL MEETING ADMISSION	Admission ticket (printed on, or included with, the proxy card) or other proof of share ownership (for example, a recent statement from your broker).
VOTING BY PROXY
Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions, either by signing and returning the enclosed proxy or by voting your shares by telephone or the Internet.

                      By Order of the Board of Directors,

                      Charles D. MarLett
                       Corporate Secretary

April 24, 2003

TABLE OF CONTENTS

Electronic Access to Proxy Materials and Annual Reports
About the Meeting
What is the purpose of the annual meeting?
How are votes counted?
Who will bear the cost of soliciting votes for the meeting?
Who is entitled to vote?
How do I vote?
How do I vote using the Internet?
How do I vote by telephone?
How do I vote by mail?
When will Internet and telephone voting close?
Can I change my vote after I have voted?
Who can attend the meeting?
Where is the meeting?
Proposal 1—Election of Directors
Nominees for Election as Directors
Board Committees
Board and Committee Meetings and Attendance
Compensation of Directors
Other Matters
Ownership of Securities
Securities Owned by Directors and Officers
Securities Owned by Certain Beneficial Owners
Executive Compensation
Summary Compensation Table
Stock Options Granted
Stock Option Exercises and December 31, 2002 Stock Option Value
Long Term Incentive Plan Awards
Pension Plan
Pension Plan Table
Corporate Performance
Cumulative Total Returns on $100 Investment on December 31, 1997
Other Matters Involving Executive Officers
Executive Termination Benefits Agreements/Employment Agreements
Audit Committee Report
Compensation Committee Report
Overall Policy
Discussion
Proposal 2—Selection of Auditors
Proposal 3—Stockholder Proposal submitted by Evelyn Y. Davis
Proposal 4—Stockholder Proposal submitted by John Chevedden
Attachment A to Proposal 4
Other Matters
Additional Information
Stockholder Proposals/Nominations
Directions to the American Airlines Training & Conference Center

i

AMR
P.O. Box 619616, Dallas/Fort Worth International Airport, TX 75261-9616

PROXY STATEMENT

Annual Meeting of Stockholders
May 21, 2003

            This statement and the form of proxy are being mailed to stockholders on or around April 24, 2003, in connection with a solicitation of proxies by the Board of Directors of AMR Corporation ("AMR", the "Corporation" or the "Company") for use at the annual meeting of stockholders to be held on May 21, 2003.

Electronic Access to Proxy Materials and Annual Reports

            AMR's Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K are available on AMR's Internet site at http://www.amrcorp.com/investorhome.htm. As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access future materials electronically. Choosing this option will save the Corporation the cost of producing and mailing these annual meeting materials.

            You may elect to access future annual meeting materials electronically. If your shares are registered directly in your name with AMR's transfer agent, EquiServe Trust Company, N.A., you can elect this option by following the instructions provided when voting via the Internet or by going to the Web site http://www.econsent.com/amr and consenting to electronic delivery of the annual meeting materials. If you hold your AMR stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future annual meeting materials over the Internet.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        The purpose of AMR's annual meeting of stockholders is to allow you to act upon matters which are outlined in the accompanying notice. These matters include the election of directors, the ratification of the selection of the Corporation's independent auditors and the consideration of two proposals that have been submitted by stockholders. Also, the Corporation's management will report on the performance of the Corporation during 2002.

How are votes counted?

        Directors of the Corporation are elected by a plurality of the votes cast at the annual meeting. The other three matters submitted to a vote of the stockholders will be determined by a majority of the votes cast. Abstentions from voting (including broker non-votes) are not counted as votes cast and thus will have no impact on the outcome of the voting.

Who will bear the cost of soliciting votes for the meeting?

        AMR will pay the cost of this solicitation. In addition to using regular mail, proxies may be solicited by directors, officers, employees or agents of the Corporation or its subsidiaries, in person or by telephone, facsimile or other means of electronic communication. AMR will also request brokers or nominees who hold common stock in their names to forward proxy materials to the beneficial owners of such stock at the Corporation's expense. To aid in the solicitation of proxies, the Corporation has retained

Morrow & Co., Inc., a firm of professional proxy solicitors, at an estimated fee of $9,000 plus reimbursement of normal expenses.

Who is entitled to vote?

        Stockholders of record at the close of business on the record date, March 24, 2003, are the only ones entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date. On March 24, 2003, the Corporation had outstanding 156,359,955 shares of common stock. Each stockholder will be entitled to one vote in person or by proxy for each share of stock held.

How do I vote?

        You have four voting options:

  •
  In person at the annual meeting
  •
  Internet
  •
  Telephone
  •
  Mail

How do I vote using the Internet?

        You can vote on the Internet at the Web site address shown on your proxy card. The Internet voting procedure is designed to authenticate your identity and allow you to vote your shares. It will also confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of Internet voting will depend on the voting process of the bank or broker. Please follow the Internet voting instructions found on the form you receive from your bank or broker.

            If you elect to vote using the Internet, you may incur telecommunication and Internet access charges for which you are responsible.

How do I vote by telephone?

        You can vote by telephone using the telephone number shown on your proxy card. The telephone voting procedure is designed to authenticate your identity and allow you to vote your shares. It will also confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone voting will depend on the voting process of the bank or broker. Please follow the telephone voting instructions found on the form you receive from your bank or broker.

How do I vote by mail?

        You can vote by mail by completing, signing and returning the enclosed proxy card in the postage paid envelope provided. The shares will be voted in accordance with your directions provided on the proxy card.

When will Internet and telephone voting close?

        The Internet voting facilities will close at 11:59 p.m., Central Daylight Time, on May 20, 2003. The telephone voting facilities will be available for you until the annual meeting begins at 8:00 a.m., Central Daylight Time, on May 21, 2003.

Can I change my vote after I have voted?

        Yes, even after you have submitted your proxy, you may change your vote at any time before the annual meeting by filing with the Corporate Secretary of the Corporation a notice of revocation, a properly executed, later-dated proxy, or by attending and voting your shares at the meeting.

Who can attend the meeting?

        Stockholders as of the record date, March 24, 2003, or their duly appointed proxies, may attend the meeting. Provided there is adequate room for all stockholders wishing to attend the meeting, one guest may accompany each stockholder. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 7:30 a.m., Central Daylight Time, in the reception area outside the Flagship Auditorium. The doors to the Flagship Auditorium will be opened at 7:45 a.m., Central Daylight Time.

            If you plan to attend the annual meeting, you must have an admission ticket. This ticket is printed on, or included with, the proxy card. If you do not have an admission ticket, you must have some other proof of share ownership (for example, a recent statement from your broker).

Where is the meeting?

        The annual meeting of AMR's stockholders will be held at the American Airlines Training & Conference Center ("AATCC"), Flagship Auditorium, on Wednesday, May 21, 2003, 8:00 a.m., Central Daylight Time. AATCC is located at 4501 Highway 360 South, Fort Worth, Texas 76155. A map of the area and directions to AATCC can be found on the back cover of the Proxy Statement and on the admission ticket.

PROPOSAL 1—ELECTION OF DIRECTORS

            It is proposed that 12 directors be elected at the meeting, to serve until the next annual election.

            Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees listed below. If any nominee is not available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

NOMINEES FOR ELECTION AS DIRECTORS

            Each of the nominees for election as a director has furnished to the Corporation the following information with respect to principal occupation or employment and principal business directorships, as of March 24, 2003. Each nominee is also a director of American Airlines, Inc. ("American").

John W. Bachmann (Age 64)

First elected a director in 2001

Managing Partner, Edward Jones, St. Louis, Missouri since 1980; financial services. Mr. Bachmann began his career at Edward Jones in 1959. He previously was a director of Trans World Airlines, Inc.

David L. Boren (Age 61)

First elected a director in 1994

President, University of Oklahoma, Norman, Oklahoma since 1994; educational institution. From 1979 through 1994, Mr. Boren was a United States Senator for Oklahoma. From 1975 through 1979, he was the Governor of Oklahoma. He is also a director of ConocoPhillips Company; Texas Instruments, Inc. and Torchmark Corporation.

Edward A. Brennan (Age 69)

First elected a director in 1987

Retired Chairman, President and Chief Executive Officer of Sears, Roebuck and Co., Chicago, Illinois; merchandising. Mr. Brennan retired from Sears, Roebuck and Co. in 1995. Prior to his retirement, he had been associated with Sears for 39 years. He is also a director of 3M Company; Allstate Corporation; Exelon Corporation; McDonald's Corporation and Morgan Stanley.

Donald J. Carty (Age 56)

First elected a director in 1998

Chairman and Chief Executive Officer of the Corporation and American, Fort Worth, Texas since April 2002; air transportation. Previously he was Chairman, President, and Chief Executive Officer of the Corporation and American from May 1998 to April 2002. Mr. Carty became an Executive Vice President of the Corporation and American in 1989 and was named the President of American in 1995. He is also a director of Dell Computer Corporation and Sears, Roebuck and Co.

Armando M. Codina (Age 56)

First elected a director in 1995

Chairman of the Board and Chief Executive Officer, Codina Group, Inc., Coral Gables, Florida since 1979; real estate investments, development and construction, property management and brokerage services. Mr. Codina is also a director of BellSouth Corporation; FPL Group, Inc. and General Motors Corporation.

Earl G. Graves (Age 68)

First elected a director in 1995

Chairman and Chief Executive Officer, Earl G. Graves, Limited, New York, New York since 1970; communications and publishing (including the publication of BLACK ENTERPRISE magazine). Since 1998, Mr. Graves has been General Partner of Black Enterprise/Greenwich Street Corporate Growth Partners, L.P. and Chairman Emeritus of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. He is also a director of Aetna Inc.; DaimlerChrysler AG; Federated Department Stores, Inc. and Rohm and Haas Company.

Ann McLaughlin Korologos (Age 61)

First elected a director in 1990

Chairman Emeritus of The Aspen Institute, Washington, D.C. and Aspen, Colorado since August, 2000, Chairman from 1996 to 2000 and Vice-Chairman from 1993 to 2000; international nonprofit educational and public policy organization. Mrs. Korologos has been Senior Advisor for Benedetto Gartland & Co. since 1996 and was President of the Federal City Council, Washington, D.C. from 1990 to 1995. She was United States Secretary of Labor from 1987 to 1989. She is Vice Chairman of the RAND Board of Trustees and is also a director of Fannie Mae; Harman International Industries, Inc.; Host Marriott Corporation; Kellogg Company; Microsoft Corporation and Vulcan Materials, Inc.

Michael A. Miles (Age 63)

First elected a director in 2000

Special Limited Partner of Forstmann Little & Co., New York, New York since 1995; investment banking. Mr. Miles is also a director of Allstate Corporation; AOL Time Warner Inc.; Community Health Systems, Inc.; Dell Computer Corporation; Exult, Inc.; Morgan Stanley and Sears, Roebuck and Co.

Philip J. Purcell (Age 59)

First elected a director in 2000

Chairman and Chief Executive Officer, Morgan Stanley, New York, New York since May 1997; financial services. From 1986 to May, 1997, Mr. Purcell was Chairman and Chief Executive Officer of Dean Witter Discover & Co.

Joe M. Rodgers (Age 69)

First elected a director in 1989

Chairman, The JMR Group, Nashville, Tennessee since 1984; investment company. From 1985 through 1989, Mr. Rodgers was the United States Ambassador to France. He is also a director of Lafarge Corporation; Medical Properties of America, Inc.; SunTrust Bank, Nashville, N.A. and Tractor Supply Company.

Judith Rodin (Age 58)

First elected a director in 1997

President, University of Pennsylvania, Philadelphia, Pennsylvania since 1994; educational institution. Before assuming the Presidency at the University of Pennsylvania, Dr. Rodin served on the faculty of Yale University from 1972, as Dean of the Graduate School of Arts and Sciences from 1991 to 1992, and as Provost from 1992 to 1994. Dr. Rodin also holds positions on the faculty of the University of Pennsylvania as Professor of Psychology in the School of Arts and Sciences and as Professor of Medicine and Psychiatry in the School of Medicine. She is a Trustee of certain mutual funds managed by The BlackRock Funds and is also a director of Aetna Inc.; Comcast Corporation and Electronic Data Systems Corporation.

Roger T. Staubach (Age 61)

First elected a director in 2001

Chairman and Chief Executive Officer, The Staubach Company, Addison, Texas since 1982; a global, full-service commercial real estate strategy and services firm. After graduating from the United States Naval Academy in 1965, Mr. Staubach served four years as an officer in the U.S. Navy. He played professional football from 1969 to 1979 with the Dallas Cowboys. He is also a director of Brinker International, Inc.

            A plurality of the votes cast is necessary for the election of a director.

The Board of Directors recommends a vote FOR each of the nominees listed above.

Board Committees
(as of December 31, 2002)

Committee Name and Members	Committee Functions

Audit	o	Selects the independent auditors
Ann McLaughlin Korologos, Chairman	o	Approves fees paid to the independent auditors
John W. Bachmann Joe M. Rodgers Roger T. Staubach	o	Reviews: – the scope and results of the annual audit (including the independent auditors' assessment of internal controls)
		–	quarterly financial information with representatives of management and the independent auditors
		–	the Corporation's consolidated financial statements
		–	the Committee's charter on an annual basis
		–	the scope of non-audit services provided by the independent auditors
		–	other aspects of the Corporation's relationship with the independent auditors, including a letter on the independence of the auditors

Executive Donald J. Carty, Chairman David L. Boren Earl G. Graves Michael A. Miles Philip J. Purcell Joe M. Rodgers	o	May exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, with the exception of such powers and authority as are specifically reserved to the Board

Nominating/Corporate Governance Edward A. Brennan, Chairman David L. Boren Ann McLaughlin Korologos Armando M. Codina	o Reviews the governance procedures of the
    Corporation to ensure that the best long
    term interests of all stockholders are being
    considered
o  Evaluates the performance of the Board
o  Recommends candidates for officer positions and
    reviews with the Chief Executive Officer succession
    planning for senior positions within the
    Corporation and its subsidiaries
o  Makes recommendations with respect to
    assignments to Board committees and recommends
    suitable candidates for election to the Board. The
    Committee will consider nominees for election
    recommended by stockholders. See page 39 for
    additional information on the submission of such
nominations.

Committee Name and Members	Committee Functions

Compensation Michael A. Miles, Chairman John W. Bachmann Edward A. Brennan Judith Rodin	o	Formulates and approves the compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries

Diversity Earl G. Graves, Chairman Armando M. Codina Judith Rodin	o	Provides oversight, counsel and guidance to American's senior management, the Human Resources department and the Board of Directors on issues related to diversity and inclusion, including, but not limited to:
Roger T. Staubach		–	Equal Employment Opportunity policies
		–	Hiring practices
		–	Employee retention issues
		–	Corporate reputation management
		–	The Corporation's Code of Ethics and Conduct
		–	Corporate procurement decisions
	o	Monitors and oversees the development and implementation of diversity policies, programs and procedures, to ensure that they are appropriate to, and assist in the fulfillment of, the Corporation's responsibilities to its internal and external minority constituencies
	o	Explores a wide spectrum of the Corporation's operations to assist the Corporation in achieving its diversity efforts

            The Committee structure noted above was instituted in November 2002. Prior to that time, the standing Committees of the Board consisted of the Executive, Audit, Compensation/Nominating, Governance and Diversity Committees. In January 2003, the Corporation once more modified its Committee structure. As a result of the January 2003 changes, the Executive Committee was disbanded and assignments to the various Committees (except for the Audit Committee) were changed. Information relating to the January 2003 changes to the Committee structure will be furnished in conjunction with the 2004 proxy statement.

Board and Committee Meetings and Attendance

        During 2002, the Board of Directors held eight regular meetings (one of which was by telephone conference) and held four special meetings by telephone conference.

            The Audit Committee, composed entirely of outside directors, met seven times during 2002 with the Corporation's independent auditors, representatives of management and the internal audit staff. The Executive Committee met once during 2002. The Compensation/Nominating Committee, composed entirely of outside directors, met eight times in 2002. In March 2002, the Board approved the creation of a Diversity Committee. The Diversity Committee, comprised entirely of outside directors, met twice during 2002. The Governance Committee, composed entirely of outside directors met once in 2002.

            In 2002, each director attended more than 75% of the Board meetings and Committee meetings of which he/she was a member.

            In 2002, no member of the Audit Committee or Compensation/Nominating Committee (i) was a current or former employee or officer of the Corporation or any of its affiliates or (ii) had any interlocking relationship with any other corporation that requires specific disclosure.

Compensation of Directors

Cash/Deferred Compensation

            Outside directors of the Corporation receive an annual retainer of $20,000 for service on the Board of Directors, an annual retainer of $3,000 for service on one or more standing Committees of the Board and $1,000 for attending, or otherwise participating in, a Board or Committee meeting (provided, the maximum payment for meeting attendance is $1,000 per day, regardless of the number of meetings actually attended in that day).

            Directors may defer payment of all or any part of these retainers and fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred at the prime rate from time to time in effect at J. P. Morgan Chase & Co. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the average fair market value (as defined in the Corporation's 1998 Long Term Incentive Plan, as amended (the "LTIP")) of the Corporation's common stock during such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the average fair market value (see preceding definition) of the Corporation's common stock during the month in which the deferral period terminates. In 2002, Messrs. Bachmann, Brennan, Codina, Purcell, Rodgers and Staubach and Dr. Rodin elected to defer their cash compensation for services on the Board. Each elected to defer their cash compensation pursuant to the stock equivalent unit program.

Equity

            Under the 1994 Directors Stock Incentive Plan, as amended (the "SIP"), outside directors each receive an annual award of 1,422 deferred shares of the Corporation's common stock. These shares will generally be delivered to the director within six months after the director ceases to be a member of the Board.

            Pursuant to the SIP, the Corporation provides directors who were elected after May 15, 1996, an annual grant of 711 additional deferred shares of the Corporation's common stock. This additional grant is in lieu of their participation in a pension plan (described below, see "Other"). These shares will generally be distributed to the director within six months after the director ceases to be a member of the Board. Messrs. Bachmann, Miles, Purcell and Staubach and Dr. Rodin each receive this additional grant.

            In 1999 the Corporation adopted a Stock Appreciation Rights Plan for outside directors (the "SAR Plan"). Under the SAR Plan, each outside director receives an annual award of 1,185 stock appreciation rights ("SARs"). SARs entitle the director upon exercise to receive in cash the excess of the fair market value of the Corporation's common stock over the stock's fair market value as of the SARs' grant date. The SARs vest 100% on the first anniversary of their grant and expire on the tenth anniversary of their grant. The SARs may be exercised only during certain defined "window" periods (generally, the 20 business days following the Corporation's release of quarterly earnings).

Other

            The Corporation provides directors who were elected on or before May 15, 1996, a pension benefit equal to 10% of the director's fees and retainers from the Corporation for his or her last twelve months of service on the Board, multiplied by the number of years of service on the Board, up to a maximum of $20,000 per year. Messrs. Boren, Brennan, Codina, Graves and Rodgers and Mrs. Korologos are eligible to receive this benefit. Based upon each of these director's tenure on the Board, it can be anticipated that each will receive the maximum pension benefit (i.e., $20,000 per year) upon his/her retirement from the Board. The pension benefit will be paid until the later to die of the director or the director's spouse.

            An outside director, an outside director's spouse or companion, and an outside director's dependent children are provided transportation on American and American Eagle Airlines, Inc. and reimbursement for federal income taxes incurred thereon. The cost of such transportation for each outside director in 2002, including the reimbursement obligation for income tax liability, was as follows: John W. Bachmann $44,763; David L. Boren $21,931; Edward A. Brennan $30,250 Armando M. Codina $16,303; Earl G. Graves $35,121; Ann McLaughlin Korologos $31,436; Michael A. Miles $18,525; Philip Purcell $41,560; Joe M. Rodgers $42,152; Judith Rodin $42,087; and Roger T. Staubach $18,197. Mr. Carty, as an employee of American, pays service charges for his use of employee travel privileges. These service charges are equal to those paid by all other employees.

Other Matters

        During 2002, American advertised in, and sponsored events hosted by, BLACK ENTERPRISE magazine. Mr. Graves is Chairman of the Board and Chief Executive Officer of Earl G. Graves, Limited, which publishes that magazine.

            In 2002, Morgan Stanley provided financial services to the Corporation. Mr. Purcell is Chairman and Chief Executive Officer of Morgan Stanley.

OWNERSHIP OF SECURITIES

Securities Owned By Directors and Officers

        As of March 24, 2003, each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers, as a group, owned, or had been granted rights to, under the stock based compensation or deferral plans of the Corporation, shares of, or stock equivalent units or stock appreciation rights of, the Corporation's common stock as indicated in the table below. In March 2000, the Corporation distributed its shares of Sabre Holdings Corporation to the Corporation's stockholders by means of a stock dividend (the "Spin-Off"). The share amounts in the table below reflect appropriate adjustments to account for the Spin-Off:

Name	AMR Corporation Common Stock	Percent of Class
John W. Bachmann (2) (5)	10,948	*
David L. Boren (1) (5)	16,040	*
Edward A. Brennan (2) (5)	52,519	*
Donald J. Carty (3)	3,558,072	2.3%
Armando M. Codina (2) (5)	28,887	*
Earl G. Graves (1) (5)	17,240	*
Ann McLaughlin Korologos (1) (5)	19,388	*
Michael A. Miles (1)(5)	21,636	*
Philip J. Purcell (2) (5)	27,681	*
Joe M. Rodgers (2) (4) (5)	21,162	*
Judith Rodin (2) (5)	26,705	*
Roger T. Staubach (2) (5)	14,531	*
Gerard J. Arpey (6)	866,270	*
Daniel P. Garton (7)	756,790	*
William K. Ris, Jr. (8)	337,966	*
Anne H. McNamara (9)	277,886	*
Robert W. Baker (10)	919,611	*
Michael W. Gunn (11)	498,713	*
Directors and executive officers as a group (28 persons) (12)	10,114,894	6.5%

*
Percentage does not exceed 1% of the total outstanding class.
(1)
Includes deferred shares granted under the SIP to each of Messrs. Boren, Graves and Miles and Mrs. Korologos of 10,900, 10,900, 4,266 and 11,848, respectively. These shares will be delivered to the director within six months after the director ceases to be a member of the Board. See "Compensation of Directors" on pages 11 and 12 for further information on the deferred shares.
(2)
For Messrs. Bachmann, Brennan, Codina, Purcell, Rodgers and Staubach and Dr. Rodin, includes deferred shares granted under the SIP of 2,133, 11,848, 10,900, 6,399, 11,848, 2,133 and 10,665, respectively and stock equivalent units (which are the economic equivalent of a share of stock) of 6,130, 33,931, 12,247, 7,727, 2,574, 6,213 and 11,300 respectively. The deferred shares under the SIP will be delivered to the director within six months after the director ceases to be a member of the Board. The stock equivalent units will be cashed out at the end of the deferral period. See "Compensation of Directors" on pages 11 and 12 for further information on the deferred shares and the stock equivalent units.
(3)
Includes stock options for 2,918,572 shares of common stock and 491,900 shares of deferred stock granted under the LTIP. Stock options representing 1,688,622 shares of common stock are vested and currently exercisable. The remaining options will vest and become exercisable during the period from July 2003 through February 2007. The deferred shares are comprised of: (i) 89,000 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2003 through 2004; and (ii) 402,900 Career Equity Shares that are scheduled to vest at age 60 (with pro-rata vesting in the event of death, retirement between the ages of 55 and 60, disability or termination not for cause before attaining age 60).
(4)
Includes 2,000 shares held by JMR Investments over which Mr. Rodgers has shared voting and investment power.

            (Footnotes continued on next page.)

(5)
Includes 4,740 stock appreciation rights granted under the SAR Plan for each of Messrs. Boren, Brennan, Codina, Graves and Rodgers, Mrs. Korologos and Dr. Rodin. Includes 3,555 stock appreciation rights granted under the SAR Plan for Mr. Purcell, 2,370 stock appreciation rights granted under the SAR Plan for Mr. Miles and 1,185 stock appreciation rights granted under the SAR Plan for each of Messrs. Bachmann and Staubach.
(6)
Includes stock options for 738,230 shares of common stock and 128,040 shares of deferred stock granted under the LTIP. Stock options representing 358,738 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from April 2003 through April 2007. The deferred shares are comprised of: (i) 28,500 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2003 through 2004; and (ii) 99,540 Career Equity Shares that are scheduled to vest at age 60 (with pro-rata vesting in the event of death, retirement between the ages of 55 and 60, disability or termination not for cause before attaining age 60).
(7)
Includes stock options for 657,190 shares of common stock and 128,040 shares of deferred stock granted under the LTIP. Stock options representing 349,258 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2003 through February 2007. The deferred shares are comprised of: (i) 28,500 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2003 through 2004; and (ii) 99,540 Career Equity Shares that are scheduled to vest at age 60 (with pro-rata vesting in the event of death, retirement between the ages of 55 and 60, disability or termination not for cause before attaining age 60).
(8)
Includes stock options for 266,991 shares of common stock and 23,100 shares of deferred stock granted under the LTIP. Stock options representing 125,468 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2003 through February 2007. The deferred shares are comprised of 23,100 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2003 through 2004.
(9)
Includes stock options for 282,396 shares of common stock and 11,554 shares of deferred stock granted under the LTIP. Stock options representing 120,726 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2003 through February 2007. The deferred shares are comprised of: (i) 11,554 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) at the end of 2003 and 2004; (this number reflects pro-rata vesting in light of Ms. McNamara's retirement in January 2003).
(10)
Includes stock options for 904,990 shares of common stock and 5,315 shares of deferred stock granted under the LTIP. Stock options representing 670,420 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2003 through July 2006. The deferred shares are comprised of: (i) 5,315 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) at the end of 2003 (this number reflects pro-rata vesting in light of Mr. Baker's retirement in April 2002).
(11)
Includes stock options for 552,436 shares of common stock and 10,741 shares of deferred stock granted under the LTIP. Stock options representing 210,092 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2003 through February 2007. The deferred shares are comprised of: (i) 10,741 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) at the end of 2003 and 2004 (this number reflects pro-rata vesting in light of Mr. Gunn's retirement in September 2002).
(12)
Includes stock options for 8,478,878 shares of the Corporation's common stock, 1,373,443 shares of deferred stock granted under the LTIP, 93,840 shares of deferred stock granted under the SIP, 41,475 stock appreciation rights granted under the 2002 SAR Plan and 80,121 stock equivalent units. Stock options representing 4,426,109 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2003 through January 2008. The deferred shares are comprised of: (i) 370,396 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) at the end of 2003 and 2004; (ii) 972,648 Career Equity Shares that are scheduled to vest at age 60 (with pro-rata vesting in the event of death, retirement between the ages of 55 and 60, disability or termination not for cause before attaining age 60); and (iii) 30,399 deferred shares that are scheduled to vest during the period July 2003 through November 2005.

            Holders of unvested and/or unexercised options, deferred shares under the LTIP or the SIP, stock appreciation rights and stock equivalent units do not have voting or dispositive power with regard to such shares.

Securities Owned By Certain Beneficial Owners

        The following firms have informed the Corporation that they were the beneficial owners of more than 5% of the Corporation's outstanding common stock at December 31, 2002:

Name and Address of Beneficial Owner	Amount Held		Percent of Class
Lord, Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302	26,275,001	(1)	16.8%
Par Capital Management, Inc. Par Group L.P. Par Investment Partners L.P. One International Place, Suite 2401 Boston, Massachusetts 02110	8,194,000	(2)	5.3%
PIMCO Equity Advisors LLC 1345 Avenue of the Americas, 49th Floor New York, New York 10105	8,056,000	(3)	5.2%
Vanguard PRIMECAP Fund 100 Vanguard Blvd. Malvern, Pennsylvania 19355	9,500,000	(4)	6.1%

(1)
Lord, Abbett & Co. filed a Schedule 13G on January 7, 2003 that indicates it beneficially owns, and has sole voting and sole dispositive power over, 26,275,001 shares of the Corporation's common stock.

(2)
Par Capital Management Inc., Par Group L.P., and Par Investment Partners L.P. jointly filed a Schedule 13G on March 28, 2003 that indicates the reporting persons beneficially own, and have sole voting and sole dispositive power over, 8,194,000 shares of the Corporation's common stock.

(3)
PIMCO Equity Advisors LLC filed a Schedule 13G on February 13, 2003 that indicates it beneficially owns, and has sole voting and sole dispositive power over, 8,056,000 shares of the Corporation's common stock.

(4)
Vanguard PRIMECAP Fund filed a Schedule 13G on February 14, 2003 that indicates it beneficially owns, and has sole voting and shared dispositive power over, 9,500,000 shares of the Corporation's common stock.

EXECUTIVE COMPENSATION

            The following Summary Compensation Table sets forth the compensation for the past three years paid to: (i) the individuals who, as of December 31, 2002, were the six most highly compensated executive officers of the Corporation (other than the Chief Executive Officer) whose aggregate current remuneration exceeded $100,000; and (ii) the Chief Executive Officer of the Corporation (collectively, the "named executive officers").

Summary Compensation Table

Long Term Compensation
Annual Compensation
Awards
Payouts
Name and Principal Position					Restricted Stock Awards($)(3)
	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation($)		Securities Underlying Options/SARs (#)(4)	LTIP Payouts($)(5)	All Other Compensation ($)(6)

Carty	2002 2001 2000	811,125 585,813 772,500	0 0 1,351,875	0 0 0	0 0 0	520,000 375,000 375,000	0 693,108 1,943,696	0 3,340 3,340

Arpey	2002 2001 2000	580,000 495,333 485,209	0 0 552,000	0 0 0	0 0 0	184,000 60,000 307,000	0 254,139 518,319	0 4,171 4,171

Garton	2002 2001 2000	520,000 495,333 485,132	0 0 552,000	0 0 0	0 0 0	84,000 60,000 307,000	0 254,139 518,319	0 8,391 8,391

Ris	2002 2001 2000	425,819 405,620 400,255	0 0 420,000	0 0 0	0 0 0	64,000 46,000 52,000	0 231,024 181,412	0 10,194 10,194

McNamara	2002 2001 2000	419,104 399,224 393,944	0 0 413,000	0 0 0	0 0 0	64,000 46,000 52,000	0 231,048 431,933	2,971 10,405 9,785

Baker	2002 2001 2000	212,867 611,785 608,214	0 0 690,000	0 0 0	0 0 0	0 60,000 307,000	0 392,761 734,285	718,192 18,147 16,915

Gunn	2002 2001 2000	369,778 495,333 485,310	0 0 552,000	0 0 0	0 0 0	84,000 60,000 307,000	0 231,036 431,933	1,216,981 10,236 10,236

Carty	=
Donald J. Carty: Chairman and Chief Executive Officer of the Corporation and American since April, 2, 2002. Previously, Mr. Carty also held the title of President of the Corporation and American since May 1998.
Arpey	=
Gerard J. Arpey: President and Chief Operating Officer of the Corporation and American since April 2, 2002. Previously, Mr. Arpey was an Executive Vice President of the Corporation and the Executive Vice President Operations of American.

            (Continued on next page.)

Garton	=	Daniel P. Garton: Executive Vice President of the Corporation and the Executive Vice President Marketing of American since September 20, 2002. Previously, Mr. Garton was an Executive Vice President of the Corporation and the Executive Vice President Customer Service of American.
Ris	=	William K. Ris, Jr.: Senior Vice President Government Affairs of American.
McNamara	=	Anne H. McNamara: Senior Vice President and General Counsel of the Corporation and of American. Ms. McNamara retired from the Corporation and American on January 31, 2003.
Baker	=	Robert W. Baker: Mr. Baker retired from the Corporation and American on April 1, 2002. Prior to his retirement, he was Vice Chairman of the Corporation and American.
Gunn	=	Michael W. Gunn: Mr. Gunn retired from the Corporation and American on
September 17, 2002. Prior to his retirement, he was an Executive Vice President of the Corporation and the Executive Vice President Marketing and Planning of American.

(1)
Following the events of September 11, 2001, Mr. Carty waived his base salary for the period October 1, 2001 through the end of the year and each of the other named executive officers voluntarily waived or reduced his or her salary for the remainder of the year. These waivers and reductions are reflected in the salary amounts for 2001. The waivers and reductions ceased beginning January 1, 2002. Effective April 1, 2003, salary reductions went into effect for Messrs. Carty, Arpey, Garton and Ris. For Mr. Carty the salary reduction is 33%. For the other named executive officers the salary reductions are: Arpey, 14%; Garton, 14%; and Ris, 13%.

(2)
No payments were made under American's Incentive Compensation Plans for 2002 and 2001. The performance criteria under such plans were not satisfied and therefore no payments were made. The payment reflected in 2000 was made under the 2000 Incentive Compensation Plan. See the Compensation Committee Report ("Compensation Committee Report") at pages 28 to 31 for further information on the Incentive Compensation Plan.

(3)
The following table sets forth certain information concerning restricted stock awards:

Restricted Stock; Total Shares and Value
Name	Total Number of Restricted Shares Held at FY-End (#)(A)	Aggregate Market Value of Restricted Shares Held at FY-End($)(B)
Carty	491,900	3,246,540
Arpey	128,040	845,064
Garton	128,040	845,064
Ris	23,100	152,460
McNamara	165,300	1,090,980
Baker	5,315	35,079
Gunn	10,741	70,891
  (A)
  For the named executive officers these amounts consist of: (i) shares of deferred common stock issued under the LTIP which vest at retirement (Career Equity Shares); and (ii) shares of deferred common stock issued under the LTIP which vest upon the Corporation's attainment of predetermined performance objectives over a three-year performance period (Performance Shares). See the related discussions of Career Equity Shares and Performance Shares in the Compensation Committee Report at pages 28 to 31. Certain of these share amounts have been adjusted to reflect the impact of the Spin-Off.

  (B)
  These amounts are based on the closing price of the Corporation's common stock of $6.60 on the New York Stock Exchange ("NYSE") on December 31, 2002.

            (Footnotes continued on next two pages.)

(4)
These amounts represent options for shares of the Corporation's common stock which were granted in 2000, 2001 and 2002. Certain of these share amounts have been adjusted to reflect the impact of the Spin-Off. As of the date of this proxy statement, all of these options are "under-water", i.e., their exercise prices are greater than the current NYSE market price of the Corporation's common stock.

(5)
For 2002, no payments were made under the 2000 - 2002 Performance Share Plan. No payments were made since the Company failed to satisfy the performance criteria under the 2000 - 2002 Performance Share Plan. For 2001, this amount represents: (i) the value of the Performance Shares on the date of distribution or (ii) a payout of cash in exchange for Performance Shares. The amounts also include a cash payment of $265,263 for Mr. Carty; $150,316 for Mr. Baker; $88,421 for Mr. Gunn; $97,263 for Mr. Arpey; and, $97,263 for Mr. Garton. See the Compensation Committee Report at pages 28 to 31. For 2000, this amount represents a payout of cash in exchange for Performance Shares issued under the Corporation's 1998-2000 Performance Share Plan.

LTIP Payouts
Name	Year	Performance Shares and Cash Payment($)	Total ($)

Carty	2002 2001 2000	0 693,108 1,943,696	0 693,108 1,943,696

Arpey	2002 2001 2000	0 254,139 518,319	0 254,139 518,319

Garton	2002 2001 2000	0 254,139 518,319	0 254,139 518,319

Ris	2002 2001 2000	0 231,024 181,412	0 231,024 181,412

McNamara	2002 2001 2000	0 231,048 431,933	0 231,048 431,933

Baker	2002 2001 2000	0 392,761 734,285	0 392,761 734,285

Gunn	2002 2001 2000	0 231,036 431,933	0 231,036 431,933

  (6)
  The following table sets forth information concerning all other compensation:

All Other Compensation
Name	Year	Interest Differential($)(A)	Insurance Premiums($)(B)	Consulting/ Severance(C)	Vacation(D)	Total($)

Carty	2002 2001 2000	0 0 0	0 3,340 3,340	0 0 0	0 0 0	0 3,340 3,340

Arpey	2002 2001 2000	0 0 0	0 4,171 4,171	0 0 0	0 0 0	0 4,171 4,171

Garton	2002 2001 2000	0 0 0	0 8,391 8,391	0 0 0	0 0 0	0 8,391 8,391

Ris	2002 2001 2000	0 0 0	0 10,194 10,194	0 0 0	0 0 0	0 10,194 10,194

McNamara	2002 2001 2000	2,971 3,122 2,502	0 7,283 7,283	0 0 0	0 0 0	2,971 10,405 9,785

Baker	2002 2001 2000	5,908 6,208 4,976	0 11,939 11,939	638,600 0 0	73,684 0 0	718,192 18,147 16,915

Gunn	2002 2001 2000	0 0 0	0 10,236 10,236	1,156,981 0 0	60,000 0 0	1,216,981 10,236 10,236

    (A)
    Represents amounts credited but not paid in the current fiscal year and consists of the above-market portion of interest (defined as a rate of interest exceeding 120% of the applicable federal long term rate, with compounding) on deferred compensation.

    (B)
    Represents the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid. Beginning in 2002, split-dollar life insurance premiums were no longer paid by the Corporation.

    (C)
    Following his retirement, Mr. Gunn performed consulting services for American. Upon his retirement, he also received a severance payment. Mr. Baker received a severance payment upon his retirement from the Company.

    (D)
    Represents payment for accrued vacation to Messrs. Baker and Gunn upon their retirement.

Stock Options Granted

            The following table contains information about stock options granted during 2002 by the Corporation to the named executive officers. The hypothetical present values of stock options granted in 2002 are calculated under a Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price (NYSE) of the Corporation's common stock on the date of exercise exceeds the exercise price. There is no assurance that the hypothetical present values of stock options reflected in this table will actually be realized.

            As of the date of this proxy statement, all of the options reflected in this table were substantially under-water.

            If the hypothetical present values presented in this table represent the amounts actually realized upon exercise of the options, the corresponding increase in total stockholder value would be over $2.1 billion.

Options/SARs Granted in Last Fiscal Year
Individual Grants
Name	Securities Underlying Options/SARs Granted(#)	% of Total Options/SARs Granted to Employees in Fiscal Year(%)	Exercise or Base Price Per Share($)(1)	Expiration Date	Hypothetical Present Value at Date of Grant($)(2)

Carty	520,000	20.8%	26.71	2/27/12	5,938,400

Arpey	84,000	3.4%	26.71	2/27/12	959,280
	100,000	4.0%	24.47	4/2/12	1,073,000

Garton	84,000	3.4%	26.71	2/27/12	959,280

Ris	64,000	2.6%	26.71	2/27/12	730,880

McNamara	64,000	2.6%	26.71	2/27/12	730,880

Baker	0	0.0%	n/a	n/a	0

Gunn	84,000	3.4%	26.71	2/27/12	959,280

(1)
Options have a term of ten years and have an exercise price equal to the average market price of the Corporation's common stock on the date of grant. They become exercisable at the rate of 20% per year over a five-year period. Upon a change in control (as described on page 25), the vesting of the options will be accelerated and all options will become immediately exercisable.

(2)
The Black-Scholes model used to calculate the hypothetical values of options at the date of grant considers a number of factors to estimate the option's present value. These factors include: (i) the stock's volatility prior to the grant date; (ii) the exercise period of the option; (iii) interest rates; and (iv) the stock's expected dividend yield. The assumptions used in the valuation of the options granted 2/27/02 were: stock price volatility—45%; exercise period—4.5 years; interest rate—4.3%; and dividend yield—0.0%. The assumptions used in the valuation of the options granted 4/2/02 were: stock price volatility—46%; exercise period—4.5 years; interest rate—4.7%; and dividend yield—0.0%. The value of these grants under the Black-Scholes model as of December 31, 2002 were: Carty—$275,600; Arpey—$111,520; Garton—$44,520; Ris—$33,920; McNamara—$33,920; Gunn—$44,520.

Stock Option Exercises and December 31, 2002 Stock Option Value

            The following table contains information about stock options exercised during 2002 by the named executive officers and the number and value of unexercised in-the-money options held at December 31, 2002. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price (NYSE) of the Corporation's common stock on the date of exercise exceeds the exercise price. There is no assurance that the values of unexercised in-the-money stock options (whether exercisable or unexercisable) reflected in this table will actually be realized. As of December 31, 2002, all of the unexercised options held by the named executive officers were substantially under-water.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
			Number of Securities Underlying Unexercised Options/SARs at FY-End(#)(1)	Value of Unexercised In-the-Money Options/SARs at FY-End($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Carty	47,400	298,198	1,584,622 / 1,333,950	0 / 0
Arpey	0	0	294,538 / 443,692	0 / 0
Garton	0	0	285,058 / 343,692	0 / 0
Ris	0	0	112,668 / 154,323	0 / 0
McNamara	0	0	107,926 / 157,406	0 / 0
Baker	0	0	623,020 / 281,970	0 / 0
Gunn	0	0	145,892 / 342,080	0 / 0

(1)
Certain of these grants have been adjusted to reflect the Spin-Off.

(2)
These amounts are based on the closing price of AMR common stock of $6.60 on the NYSE on December 31, 2002.

Long Term Incentive Plan Awards

            The following table contains information about long term stock awards granted in 2002. Under the LTIP, deferred shares of the Corporation's common stock (Performance Shares) may be awarded to officers and other key employees, including the named executive officers. Further information concerning Performance Shares can be found in the Compensation Committee Report (see pages 28 to 31) and in the footnotes to the Summary Compensation Table.

Long Term Incentive Plan Awards in Last Fiscal Year
				Estimated Future Payouts Under Non-Stock Price Based Plans
	Number of Shares, Units or Other Rights(#)(1)		Performance or Other Period Until Maturation or Payout
Name				Threshold(#)	Target(#)	Maximum(#)

Carty	52,000	Performance Shares	12/31/04	0	52,000	91,000

Arpey	16,500	Performance Shares	12/31/04	0	16,500	28,875

Garton	16,500	Performance Shares	12/31/04	0	16,500	28,875

Ris	13,500	Performance Shares	12/31/04	0	13,500	23,625

McNamara	13,500	Performance Shares	12/31/04	0	13,500	23,625

Baker	0	Performance Shares	n/a	0	0	0

Gunn	16,500	Performance Shares	12/31/04	0	16,500	28,875

(1)
Performance Shares awarded to the named executive officers in 2002 were for deferred shares of the Corporation's common stock and were granted, pursuant to the LTIP, under the Performance Share Program. This program is discussed in more detail on page 30.

Pension Plan

        American's basic pension program for management personnel consists of a fixed benefit retirement plan which complies with the Employee Retirement Income Security Act of 1974 ("ERISA") and qualifies for federal exemption under the Internal Revenue Code ("Code"). Officers of American are eligible for additional retirement benefits, to be paid by American under the Supplemental Executive Retirement Plan (the "SERP"). There is also a defined contribution plan (called "SuperSaver Plus") that includes a match by American. None of the named executive officers participate in SuperSaver Plus. The SERP provides pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns as reflected in the Summary Compensation Table) to which officers of American would be entitled, but for the limit of $160,000 on the maximum annual benefit payable under ERISA and the Code and the limit on the maximum amount of compensation which may be taken into account under American's basic pension program ($200,000 for 2002).

            The following table shows typical annual benefits payable under the basic pension program and the SERP, based upon retirement in 2002 at age 65, to persons in specified remuneration and credited years-of-service classifications.

Pension Plan Table

	Annual Retirement Benefits
Final Average Earnings	Credited Years of Service
	15	20	25	30	35

$600,000	165,558	224,064	282,570	341,076	400,080
800,000	225,558	304,064	382,570	461,076	540,080
1,000,000	285,558	384,064	482,570	581,076	680,080
1,200,000	345,558	464,064	582,570	701,076	820,080
1,400,000	405,558	544,064	682,570	821,076	960,080
1,600,000	465,558	624,064	782,570	941,076	1,100,080
1,800,000	525,558	704,064	882,570	1,061,076	1,240,080
2,000,000	585,558	784,064	982,570	1,181,076	1,380,080

            As of December 31, 2002, the named executive officers had the following credited years of service (which includes any additional credited years of service awarded): Mr. Carty—31.1; Mr. Arpey—19.3; Mr. Garton—15.3; Mr. Ris—11.1; Ms. McNamara—27.6. Benefits are shown in the above table on a single-life annuity basis. At the time of the retirements of Messrs. Baker and Gunn each had accrued 37.8 and 36.3 years of credited service, respectively.

CORPORATE PERFORMANCE

            The following graph compares the yearly change in the Corporation's cumulative total return on its common stock with the cumulative total return on the published Standard & Poor's 500 Stock Index, the cumulative total return on an index of airlines published by Standard & Poor's and an index comprised of nine major airlines, in each case over the preceding five-year period. The Corporation believes that while total stockholder return is an indicator of corporate performance, it is subject to the vagaries of the market.

*
Defined as stock price appreciation plus dividends paid assuming reinvestment of dividends.

**
Standard & Poor's Airline Index includes American Airlines, Delta Air Lines, and Southwest Airlines. It formerly included US Airways.

***
Nine Major Airlines is an index of American Airlines, Alaska Airlines, America West, Continental Airlines, Delta Air Lines, Northwest Airlines, Southwest Airlines, United Air Lines, and US Airways weighted by market capitalization.

OTHER MATTERS INVOLVING EXECUTIVE OFFICERS

Executive Termination Benefits Agreements/Employment Agreements

        The Corporation has executive termination benefits agreements (the "Agreements") with 12 officers of American, including all of the named executive officers. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement: (i) within two years following a change in control of the Corporation, if the individual's employment with the Corporation is terminated other than for cause or if the individual terminates his or her employment with "good reason"; or (ii) within the 30 day period immediately following the first anniversary of a change in control of the Corporation, if the individual terminates his or her employment with the Corporation. Any termination of an individual (other than for cause) that occurs not more than 180 days prior to a change in control and following the commencement of any discussions with a third party that ultimately results in a change in control will be deemed to be a termination of an individual after a change in control. If the individual's employment is terminated for cause or as a consequence of death or disability, the Agreement is not triggered. Under the terms of the Agreements, a change in control of the Corporation is deemed to occur: (i) if a third party acquires 15% or more of the Corporation's common stock; (ii) if the individuals who, as of the date of the Agreements, constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof (provided that directors subsequent to the date of the Agreements whose election or nomination was approved by a majority of the incumbent board will be considered as if such members were members of the incumbent board); (iii) upon the consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of the assets of another corporation unless (a) more than 60% of the Corporation's voting stock remains in the hands of the same stockholders, (b) no person owns more than 15% of the common stock of the surviving corporation and (c) at least a majority of the members of the Board following the transaction are the same as the members of the Board who approved the transaction; or (iv) upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

            The Agreements provide that upon such termination the individual will receive: three times the sum of (i) the individual's annual base salary and (ii) the annual award paid under American's Incentive Compensation Plan, as well as certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest at target award levels and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

AUDIT COMMITTEE REPORT

            The Audit Committee of the Corporation is composed of four directors (see page 9) and met seven times during 2002. The Committee operates under a written charter. Each member of the Committee is independent (as independence is defined under the listing standards of the New York Stock Exchange).

            As detailed in the Committee's Charter, the management of the Corporation is responsible for the Corporation's internal controls and financial operating system. The independent auditors (Ernst & Young LLP, "E&Y") are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report relating to this audit. The Committee's responsibility is to monitor and oversee these processes.

            Throughout 2002 the Committee met and held discussions with management and E&Y. Throughout 2002, the Committee had meetings with E&Y in private without members of the Corporation's management present. The Committee also met in private (without members of the Corporation's management present) with the Corporation's internal auditor. Among other things, during these meetings the Committee reviewed and discussed the Corporation's consolidated financial statements with management and E&Y and the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

            E&Y has also provided the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee has discussed with E&Y that firm's independence.

            In reliance on the reviews and discussions referenced above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002. This report was filed with the Securities and Exchange Commission on April 15, 2003. Subject to stockholder approval at the 2003 annual meeting, the Committee has also selected E&Y as the Corporation's independent auditors for the year 2003. (See Proposal 2 on page 32).

            The Committee provides the following information relating to fees paid to E&Y during the last two fiscal years:

	(amounts in thousands)
	2002	2001
Audit Fees	$2,179	$1,777
Audit-Related Fees	626	1,787
Tax Fees	500	481
All Other Fees	40	310

Total Fees	$3,345	$4,355

            Audit Fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

            Audit-Related Fees consist primarily of due diligence, audits of the Company's employee benefit plans, and audits of subsidiaries and attestation services not required by statute or regulation.

            Tax Fees include professional services provided for tax compliance, tax advice, and tax planning, except those rendered in connection with the audit.

            All Other Fees consist of professional fees provided related to individual executive financial counseling provided by the Company.

            The Committee has considered the compatibility of "Audit Related Fees", "Tax Fees", and "All Other Fees" paid to E&Y in connection with E&Y's independence.

Audit Committee of AMR:

Ann McLaughlin Korologos, Chairman
John W. Bachmann
Joe M. Rodgers
Roger T. Staubach

COMPENSATION COMMITTEE REPORT

Overall Policy

        The objectives of the Corporation's compensation policies are: (i) to attract and retain the best possible executive talent; (ii) to motivate its executives to achieve the Corporation's long term strategic goals; (iii) to link executive and stockholder interests through equity based compensation; and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. With these objectives in mind, the Corporation has developed an overall compensation strategy that links a very large portion of an executive's compensation to the Corporation's financial success.

            The Compensation Committee (the "Compensation Committee" or the "Committee") is composed entirely of independent members of the Board of Directors. No member of the Committee is a current or former employee or officer of the Corporation or any of its affiliates. The Committee meets regularly throughout the year to review general compensation issues and determines the compensation of all of the officers of American (six of whom are also officers of the Corporation)—including all of the named executive officers.

            Once a year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation program. This review includes (i) an internal report evaluating executive compensation throughout the Corporation to ensure consistency and program effectiveness and (ii) a comprehensive report from Hewitt Associates LLC ("Hewitt", an independent compensation consultant retained separately by the Committee) evaluating the competitiveness of executive compensation at the Corporation relative to other major public corporations employing similar executive talent. The Committee also regularly reviews data on the competitive marketplace, comparing total compensation and each element thereof with compensation opportunities at comparable positions at other companies. The Committee's policy is to establish compensation ranges that are approximately at the median of those found at a comparator group made up of Fortune 500 companies across industries with whom the Corporation competes for executive talent (the "Comparator Group").1

1
This group differs from the comparison group used for the calculation of the Corporate Performance Graph because the Corporation competes with a broader group of companies for executive talent.

            An executive's compensation has the following components: (i) base salary; (ii) incentive compensation (a one year performance-based bonus component); (iii) stock options; and (iv) performance shares (a three year performance-based deferred stock component). The Committee believes that compensation paid to the named executive officers in 2002 will be fully deductible for federal income tax purposes.

            In light of the economic difficulties facing the Corporation, a chief concern of the Committee over the past year has been the retention of its executive talent. Retention issues have become paramount in light of the fact that: (a) a bonus under the Corporation's incentive compensation plan has not been paid since the 2000 incentive compensation plan; (b) no distributions were made under the 2000/2002 Performance Share Plan (as noted below); and (c) stock options previously granted to the officers and other key employees are substantially under-water.

            A cornerstone of the Corporation's compensation policy has been to compensate its officers and key employees with variable compensation tied to the performance of the Corporation. This philosophy has resulted in a drastic decrease in the overall compensation for the Corporation's key executive talent. As a consequence, the Corporation's key executives have received compensation substantially below the Comparator Group referred to above. In light of these circumstances, the Committee has designed short term compensation strategies to retain its executive talent until such time that the Corporation's long term economic prospects improve.

Discussion

(a) Base Salary

            The Committee annually reviews officers' salaries, including those of the named executive officers, and makes adjustments based on its subjective evaluation of the performance of the Corporation and the individual.

            Upon his election as President and Chief Operating Officer of the Corporation and American, Mr. Arpey's base salary was increased in consideration of his additional responsibilities. Otherwise, there were no increases in the base salaries of any of the named executive officers in 2002. The last increase in base salaries of the named executive officers occurred in July 2001. Effective April 1, 2003, the salaries for the named executive officers were decreased. The salary decreases were as follows: Carty, 33%; Arpey, 14%; Garton, 14%; and Ris, 13%.

(b) Incentive Compensation Plan

            American's incentive compensation plan is approved annually by the Committee in conjunction with the incentive compensation plans of the Corporation's other subsidiaries.

            American's 2002 incentive compensation plan (the "2002 Plan") conditioned the payment of awards on several factors. Among these factors were the following: (a) a defined level of net income; (b) a defined level of operational performance; and (c) a defined level of achievement in employee survey results. Moreover, even if the foregoing factors were achieved the 2002 Plan was further conditioned upon a distribution under the following plans: (a) the variable compensation plan for pilots; and (b) American's general profit sharing plan for eligible employees.

            Inasmuch as several of the aforementioned factors were not achieved in 2002, no awards were made under the 2002 Plan (including any payment to any of the named executive officers). Likewise in 2001, no payments were made under the 2001 incentive compensation plan. The last time payments were made under an incentive compensation plan was for the 2000 plan. It is currently anticipated that no awards will be made under the 2003 incentive compensation plan.

(c) Stock Based Compensation

            Under the LTIP, stock based compensation (which may include stock options, restricted stock, deferred stock and other stock based awards) may be granted to officers and key employees of the Corporation and its affiliates. This equity participation aligns the interests of the officers and the Corporation's stockholders over the long term.

Stock Options

            Stock options are issued to key employees and officers of American and the Corporation's other subsidiaries and are options to purchase the common stock of the Corporation. They are exercisable for ten years from the date of grant, have an exercise price equal to the average market price of the Corporation's common stock on the date of grant and vest in 20% increments over five years. The LTIP does not allow stock options to be priced below the fair market value of the Corporation's common stock on the date of grant. This structure provides an incentive to create stockholder value over the long term, since the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

            The Committee determines the number of options granted based upon a subjective evaluation of the executive with respect to four factors: (i) individual performance; (ii) where applicable, the executive's ability to perform multiple functions; (iii) the executive's retention value to the Corporation; and (iv) the executive's compensation relative to the compensation of similarly situated executives at the Comparator Group. The number of stock options awarded, if any, depends upon the executive's evaluation with respect to these factors.2 The Committee generally does not take into account the number of stock options awarded in previous years.

2
See the Summary Compensation Table on page 16 for information regarding the number of stock options awarded to the named executive officers in 2002.

            In February 2002, the Committee granted Mr. Carty options to purchase 520,000 shares of the Corporation's common stock at an exercise price of $26.71, which represents the average market price (NYSE) of the Corporation's common stock on the date of grant. The number of stock options was determined based on the factors set forth in the immediately preceding paragraph and the Committee's subjective evaluation of Mr. Carty's service and strategic contributions. For the other named executive officers, the number of stock options granted in February 2002 was based upon the factors outlined in the immediately preceding paragraph (with consideration being given to Mr. Baker's retirement in April 2002). In addition, upon his election as President and Chief Operating Officer, Mr. Arpey received a grant of options to purchase 100,000 shares of the Corporation's common stock at an exercise price of $24.46. The options were granted in consideration of Mr. Arpey additional responsibilities.

            As of the date of this proxy statement, the exercise price of the options granted to the named executive officers in 2002 far exceeded the market price of the Corporation's common stock as quoted on the New York Stock Exchange. Moreover, as of the date of this proxy statement the exercise price of all options held by the named executive officers far exceeded the market price of the Corporation's common stock.

Performance Shares

            Performance shares are shares of deferred stock which are granted to officers and key employees of American and the Corporation's other subsidiaries and are issued pursuant to the LTIP. A distribution under the Performance Share Plan for the period 2000 to 2002 (the "2000/2002 Plan") was contingent upon the Corporation's attainment of a return on investment objective over a three-year performance period. Since the Corporation's performance during the three-year performance period failed to satisfy certain minimum criteria, no payments were made under the 2000/2002 Plan. Deferred shares granted under the 2000/2002 Plan were forfeited and the shares returned to the LTIP for future grant under other compensatory arrangements.

            In 2002 the Committee determined that shares granted under the 2002/2004 Performance Share Plan (the "2002/2004 Plan") would be contingent upon the Corporation's achieving certain levels of total shareholder return ("TSR") when compared with its competitors during the three years 2002/2004 (the competitors (collectively referred to as the "Competing Airlines") are Continental Airlines, Delta Air Lines, Northwest Airlines, Southwest Airlines, United Air Lines and US Airways). Under the 2002/2004 Plan, the shares will be distributed at 100% of target if the Corporation's TSR is third among the Competing Airlines. No shares will be distributed if the Corporation's TSR is last among the Competing Airlines. Finally, the shares will be distributed at 175% of target if the Corporation's TSR is first among Competing Airlines. For the 2002/2004 Plan, the Committee determined the number of performance shares to grant based upon a subjective evaluation of the executive with respect to four factors: (i) individual performance; (ii) where applicable, the executive's ability to perform multiple functions; (iii) the executive's retention value to the Corporation; and (iv) the executive's compensation relative to the compensation of similarly situated executives at the Comparator Group.

            In 2002, Mr. Carty was granted 52,000 performance shares under the 2002/2004 Plan based on the factors set forth in the immediately preceding paragraph and the Committee's subjective evaluation of Mr. Carty's service and strategic contributions. For the other named executive officers, the number of performance shares granted in 2002 under the 2002/2004 Plan was based upon the factors outlined in the immediately preceding paragraph (with consideration being given, at the time, to the contemplated retirements of Messrs. Baker and Gunn). For Messrs. Baker and Gunn and Ms. McNamara, each of whom is retired, distributions under the 2002/2004 Plan, if any, will be pro-rata to the date of retirement.

(d) Retention Agreements

            Given the economic turmoil affecting the Corporation and the industry, in the first quarter of 2002 the Committee decided that it was necessary to offer certain key officers (including the named executive officers) retention agreements to ensure that the officers remained in the employ of the Corporation for two years. The agreements generally provided for a cash payment equal to a pre-determined multiple of the executive's base salary. The payment was to be made in two equal installments in 2004 and 2005. For Mr. Carty, however, the 2004 cash payment had been deferred until 2005. The retention agreements for the named executive officers and certain other executive officers of the Corporation and American have been cancelled. Thus, no payments will be made as originally contemplated by the retention agreements.

(e) SERP funding

            As explained at page 23, American offers executives (including the named executive officers) a Supplemental Executive Retirement Plan ("SERP"). The SERP funds retirement benefits the executive would receive under the terms and conditions of American's defined benefit plan, but for limitations imposed by ERISA. In the fourth quarter of 2002, the Committee authorized the funding of the present value of these accrued SERP obligations by contributing an amount equal to such obligations to a trust created for the benefit of the executives participating in the SERP.

Compensation Committee of AMR:
Michael A. Miles, Chairman David L. Boren Edward A. Brennan Armando M. Codina Judith Rodin

PROPOSAL 2—SELECTION OF AUDITORS

            The Corporation's Audit Committee has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 2003. The stockholders will be requested to ratify the Audit Committee's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.

Vote Required for Approval

            The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Audit Committee's selection of independent auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

The Board of Directors recommends a vote FOR approval of this proposal.

PROPOSAL 3—STOCKHOLDER PROPOSAL

            Mrs. Evelyn Y. Davis, The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of stock, has given notice that she will propose the following resolution from the floor. The proposed resolution and statement in support thereof are set forth below. A majority of votes cast is necessary for approval of the proposal.

***

Resolved:    That the stockholders of AMR assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

(a)
The handing of contribution cards of a single political party to an employee by a supervisor.

(b)
Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

(c)
Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

(d)
Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

(e)
Placing a preponderance of contribution cards of one party at mail station locations.

***

Reasons:    The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) Daily News has condemned partisan solicitation for political purposes by managers in a local company (not AMR). And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report. Last year the owners of approximately 16% of shares voting, voted FOR my similar proposal.

If you agree, please mark your proxy FOR this resolution.

The Board of Directors opposes this proposal.

            The Board of Directors recommends a vote against this proposal. The Corporation's own policies and procedures, in conjunction with federal and state regulations, adequately address the issues raised by Mrs. Davis. Inasmuch as the Corporation does not engage in, and has never engaged in, any of the practices set forth in the proposal, adoption of the proposal would not result in any appreciable benefit to the Corporation, its employees or its stockholders.

            The Corporation does not endorse or engage in activities that would coerce its employees to make political contributions. Indeed, the Corporation has a strong record of supporting the political process in a bipartisan manner. Moreover, the Corporation's employees are encouraged to exercise their responsibilities as citizens and to vote and be involved in the political process.

            The Corporation does sponsor a political action committee (the American Airlines Political Action Committee, the "AAPAC") whose funds are supplied by voluntary contributions from employees. The AAPAC provides a means for employees to support candidates for public office whose views are consistent with the Corporation's long-term legislative and regulatory objectives.

            The Corporation has adopted policies and procedures to ensure that contributions to the AAPAC are strictly voluntary. Contributions may not be solicited or secured through the use of job discrimination or financial reprisal, or the threat thereof, or as a condition of employment. The AAPAC is not affiliated with any political party or with any specific candidate for election.

            Finally, the proposal's requirement that the Corporation state on a quarterly basis that it doesn't engage in the listed practices would be administratively burdensome and unnecessary. It would also introduce a new expense at a time when the Corporation is attempting to control its costs.

            The Corporation believes that adoption of this proposal is contrary to the best interests of the Corporation and its stockholders and that the resolution is both unnecessary and administratively burdensome.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL 4—STOCKHOLDER PROPOSAL

            Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, who owns 100 shares of stock, has given notice that he will propose the following resolution from the floor. The proposed resolution and statement in support thereof are set forth below. A majority of votes cast is necessary for approval of the proposal.

            ***

Shareholders request that the company annually submit to a shareholder vote any poison pill adopted since the previous annual meeting and/or currently in place.

This topic won one of the highest yes-votes of any shareholder proposal in 2002—91% according to "IRRC tally shows record support for shareholder proposals in 2002," IRRC June 14, 2002 news release.

            ***

Shareholder Value

Outside of management circles I believe a poison pill is often viewed as a devise which can injure shareholders by reducing management accountability and adversely affecting shareholder value. A poison pill can discourage a profitable buy-out offer for our stock in my view.

Specialists, with an investor perspective, believe that shareholders should have the right to vote on a poison pill, which could entrench existing management.

Harvard Supporting Report

A 2001 Harvard study found that good corporate governance (which took into account whether a company had a poison pill) was significantly and positively related to company value. This study, by both the Harvard Business School and the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 firms and firm performance from 1990 to 1999. The Harvard Business School report is titled, "Corporate Governance and Equity Prices," July 2001.

Council of Institutional Investors Recommendation

The Council of Institutional Investors, an organization of over 120 pension funds whose assets exceed $1.5 trillion, has called for shareholder approval of poison pills. The Council of Institutional Investors' recommendation is validated in Council Policies, Corporate Governance Policies, General Principles, Shareholder Voting Rights, Item 5.b., approved March 25, 2002. In recent years, companies including McDermott International and Columbia/HCA have been willing to redeem outstanding poison pills or seek shareholder approval for their poison pill plans. I believe that our company should follow suit.

Shareholder Vote on Poison Pills
Yes on 4

The Board of Directors opposes this proposal.

            First, the Corporation does not have a "poison pill." The Corporation's rights plan (which was adopted in May 1986) expired on its own terms in May 1996. Thus, there is nothing to place before the shareholders for a vote.

            Second, to the extent the Corporation were to adopt a rights plan, at some point in the future, there are procedures in place to ensure that the shareholders interests will be considered. In May 1995, the Corporation entered into an agreement with the International Brotherhood of Teamsters Affiliates Pension Fund ("IBT", with the May 1995 letter being referenced the "IBT Letter", see attachment A). The IBT Letter specifically deals with the scenario envisioned by the Proponent, i.e., the future adoption of a rights plan by the Corporation and the requirement to submit such plan to a shareholder vote.

            The IBT letter (paragraph 4) sets forth the procedure to be followed in the event that the Corporation were to adopt a rights plan at some point in the future (the "Successor Plan"). In that instance, paragraphs 5 and 6 provide a means whereby the comments, opinions or suggestions of the IBT with respect to the Successor Plan will be considered by the Corporation. If the comments, opinions or suggestions are not incorporated into the Successor Plan, then the Successor Plan will be submitted for a stockholder vote. No shareholder vote would be required if the comments, opinions or suggestions or IBT were incorporated within the Successor Plan. The IBT Letter provides the assurances that are being sought by the Proponent with respect to the enactment of a Successor Plan.

            Given the fact that the Corporation has no rights plan currently and given the presence of the IBT Letter, the Corporation maintains that the Proposal has been substantially implemented and therefore the resolution is unnecessary.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

Attachment A to Proposal 4

May 16, 1995

Mr. William Patterson
Director—Office of Corporate Affairs
25 Louisiana Avenue
Washington, D.C. 20001

Dear Mr. Patterson:

            This letter, when countersigned by you, will represent our mutual understanding regarding Proposal No.4 submitted by the International Brotherhood of Teamsters Affiliates Pension Fund ("IBT") for inclusion in the 1995 Proxy Statement of AMR Corporation ("AMR") which proposal relates to AMR's Rights to Purchase Preferred Shares Plan ("Rights Plan").

        1.    The IBT agrees that Proposal No.4 is hereby withdrawn from AMR's 1995 Proxy Statement.

        2.    AMR will consult with, and consider the comments, suggestions and opinions of, the IBT with respect to any successor plan to the Rights Plan (the "Successor Plan"). On behalf of AMR, IBT's comments will be directed either to Charles D. MarLett or Anne McNamara, AMR's corporate secretary and general counsel, respectively (each an "AMR Representative"). IBT understands that AMR is under no obligation to accept, adopt or approve the comments, suggestions or opinions of IBT with respect to the Successor Plan. AMR agrees, though, to consider any such comments, suggestions, or opinions in good faith and to respond to such comments, suggestions or opinions in a meaningful and constructive manner. IBT agrees that it will designate no more than three individuals to convey its comments, suggestions or opinions to the AMR Representative.

        3.    In the event that AMR's Board of Directors approves a Successor Plan on or before October 18, 1995, an AMR Representative will (i) notify IBT of such action and (ii) provide IBT with a copy of such Successor Plan on or before November 1, 1995.

        4.    In the event that AMR's Board of Directors approves a Successor Plan after October 18, 1995, an AMR Representative will (i) notify IBT of such action and (ii) provide IBT with a copy of such Successor Plan within five business days of such plan's approval.

        5.    Upon receipt of the Successor Plan, as provided in Paragraphs 3 and 4, above, IBT will provide to an AMR Representative its comments, suggestions or opinions with respect to the Successor Plan. IBT agrees that its comments, suggestions or opinions must be received by an AMR Representative within 30 days of the IBT's receipt of the Successor Plan. IBT understands that AMR is under no obligation to accept, adopt or approve the comments, suggestions or opinions of IBT with respect to the Successor Plan. AMR agrees, though, that its Board of Directors will consider any such comments, suggestions, or opinions in good faith and that an AMR Representative will respond to such comments, suggestions or opinions in a meaningful and constructive manner.

P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TEXAS 75261-9616, CABLE ADDRESS AMAIR-HDQ

        6.    Should the comments, opinions or suggestions of the IBT, as provided in Paragraph 5, not be incorporated within the Successor Plan by AMR, then:

          (a)  AMR will submit the Successor Plan for the approval of the stockholders of AMR at its next regularly scheduled annual meeting.

          (b)  in the case of Paragraph 3, IBT may provide AMR a statement in opposition to the Successor Plan for inclusion in the 1996 AMR Proxy Statement. Such statement (i) must be received by an AMR Representative on or before December 2, 1995 and (ii) must not exceed 500 words and must be in compliance with the requirements of SEC rule 14a-9 or its successor provision.

          (c)  in the case of Paragraph 4, IBT may provide AMR a statement in opposition to the Successor Plan for inclusion in the AMR Proxy Statement issued with respect to the next regularly scheduled annual meeting. Such statement (i) must be received by an AMR Representative within 30 days of receipt by the IBT of the Successor Plan and (ii) must not exceed 500 words and must be in compliance with the requirements of SEC rule 14a-9 or its successor provision.

        7.    Should the IBT have no comments, suggestions or opinions with respect to the Successor Plan or should the comments, suggestions or opinions of IBT be incorporated within the Successor Plan, to the sole satisfaction of the IBT, IBT will notify an AMR Representative and AMR will be under no obligation with respect to the IBT and this agreement to submit the Successor Plan to a vote of the stockholders of AMR at the next regularly scheduled annual meeting.

        8.    AMR agrees that in submitting the Successor Plan to its stockholders (as provided in Paragraph 6(a)) the decision of the stockholders as to the approval or disapproval of the Successor Plan shall be binding on AMR and that in determining such approval or disapproval (i) only the proxies of those stockholders indicating a vote "FOR" or "AGAINST" the Successor Plan will be included and (ii) approval will be obtained by achieving greater than 50% where the numerator is the number of votes "FOR" the Successor Plan and the denominator is the number of votes "FOR" and "AGAINST" the Successor Plan.

        9.    IBT agrees that nothing contained within this agreement is intended to prohibit the AMR Board of Directors from exercising its fiduciary duties with respect to the Rights Plan and any Successor Plan, whether such exercise is in the normal course of affairs or is in response to an unsolicited offer for AMR, as long as such exercise is in accordance with this agreement.

            If you agree with the foregoing, please indicate such agreement by signing below as indicated.

Very truly yours,
/s/ Charles D. MarLett Charles D. MarLett Corporate Secretary

International Brotherhood of Teamsters Affiliates Pension Fund

/s/ William Patterson William Patterson, its Director Office of Corporate Affairs

OTHER MATTERS

            If any other matters properly come before the meeting, it is intended that the persons voting the proxies will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Stockholder Proposals/Nominations

        From time to time, stockholders submit proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. Proposals for inclusion in the 2004 proxy statement must be received by the Corporation no later than December 23, 2003. Any such proposal, as well as any related questions, should be directed to the Corporate Secretary of the Corporation.

            The Corporation's Bylaws provide that any stockholder wishing to bring any other item (other than proposals intended to be included in the proxy materials and nominations for directors) before an annual meeting must notify the Corporate Secretary of such fact not less than 60 nor more than 90 days before the date of the meeting. For the Corporation's year 2004 annual meeting such notice must be received between February 20 and March 22, 2004. Such notice shall be in writing and shall set forth the item proposed to be brought before the meeting, shall identify the stockholder and shall disclose the stockholder's interest in the proposed item.

            Under the Corporation's Bylaws, nominations for director, other than those made by or at the direction of the Board of Directors, must be made by timely written notice to the Corporate Secretary of the Corporation setting forth as to each nominee the information required to be included in a proxy statement under the proxy rules of the Securities and Exchange Commission and including evidence of such nominee's consent to serve. Such notice must be received not less than 120 calendar days before the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. For the Corporation's year 2004 annual meeting, the Corporation must receive such notice prior to December 23, 2003.

                      By Order of the Board of Directors,

                      Charles D. MarLett
                       Corporate Secretary

April 24, 2003

DIRECTIONS TO THE AMERICAN AIRLINES
TRAINING & CONFERENCE CENTER

North
Dallas/Fort Worth
International Airport
Texas Hwy. 183
To Fort Worth
To Dallas
FAA Road
American Airlines©
Training & Conference Center
(817) 956-1000
Trinity Blvd.
Texas Hwy. 360
Interstate Hwy. 30

From Dallas/Fort Worth International Airport:

- Take the South Exit out of the airport through the toll booths;
- Take the "West TX-183/TX-360/Ft. Worth/Arlington" exit, which bears to the right;
- Go 1/2 mile, take the exit marked "TX-360/Arlington/F.A.A. Rd.", which bears to the right;
- Go 1 mile, take the exit marked "F.A.A. Rd.";
- Continue to the three way stop, go straight through the intersection;
- Proceed 500 yards; make a right through the Main Gate;
- Follow signs for Eagle Wing, Flagship Auditorium

AMR

AMR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMR CORPORATION

P R O X Y	The undersigned hereby appoints Edward A. Brennan, Donald J. Carty, and Joe M. Rodgers, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of AMR Corporation on May 21, 2003, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

Election of Directors, Nominees:

01 John W. Bachmann, 02 David L. Boren, 03 Edward A. Brennan, 04 Donald J. Carty, 05 Armando M. Codina, 06 Earl G. Graves, 07 Ann McLaughlin Korologos, 08 Michael A. Miles, 09 Philip J. Purcell, 10 Joe M. Rodgers, 11 Judith Rodin, Ph.D., 12 Roger T. Staubach

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you vote your shares using the Internet, vote by telephone or sign and return this card.
SEE REVERSE SIDE
^FOLD AND DETACH HERE^
A D M I T T A N C E T I C K E T
AMR CORPORATION
The 2003 Annual Meeting of Stockholders will be held at 8:00 a.m., CDT, on Wednesday, May 21, 2003, at the American Airlines Training & Conference Center, Flagship Auditorium 4501 Highway 360 South, Fort Worth, Texas 76155
 TO ATTEND THIS MEETING YOU MUST PRESENT THIS ADMITTANCE
TICKET OR OTHER PROOF OF SHARE OWNERSHIP
Registration begins at 7:30 a.m.
NOTE: Cameras, tape recorders or other similar recording devices will not be allowed in the meeting room.

☒	Please mark your votes as in this example.

        This proxy, when properly signed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all of the Board of Directors' nominees; FOR proposal 2; and AGAINST proposals 3 and 4.

The Board of Directors recommends a vote FOR proposals 1 and 2; AGAINST proposals 3 and 4.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse).	☐	☐	2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year 2003.	☐	☐	☐

For, except vote withheld from the following nominee(s):				3.	Stockholder Proposal Relating to Political Contributions.	☐	☐	☐

				4.	Stockholder Proposal Relating to a Rights Plan.	☐	☐	☐

					If you plan to attend the Annual Meeting, please mark this box:			☐
SIGNATURE(S)	DATE
Note:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
^FOLD AND DETACH HERE^

Voter Control Number

AMR Corporation encourages you to take advantage of these convenient ways by which you can vote your shares on matters to be covered at the 2003 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods below to cast your ballot.

Vote-By-Internet

POINT YOUR BROWSER TO THE WEB ADDRESS:
http://www.eproxyvote.com/amr
Click on the "PROXY VOTING" Icon
You will be asked to enter your Voter Control Number printed in the box above.
Then follow the instructions.

Vote-By-Telephone

ON A TOUCH-TONE TELEPHONE DIAL:
1-877-PRX-VOTE (1-877-779-8683)
You will be prompted to enter your Voter Control Number printed in the box above.
Then follow the recorded instructions.

Vote-By-Mail

MARK, SIGN AND DATE YOUR PROXY CARD:
Return your proxy card in the postage-paid envelope provided.

Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING